Exhibit 5.2
May 1, 2007
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
          We have acted as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration on Form S-3 (the “Registration Statement”) of 5,000,000 common shares of beneficial interest, par value $.01 per share, of the Company (the “Shares”), which may be issued from time to time in connection with the Company’s Direct Investment Program (the “Program”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement
          For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
          1. An executed copy of the Registration Statement.
          2. The Declaration of Trust of the Company, as amended (the “Declaration of Trust”), as certified by the Secretary of State of the State of Alabama on April 24, 2007, and as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.
          3. The Bylaws of the Company, as amended (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
          4. Resolutions of the Board of Trustees of the Company adopted on October 27, 1994, April 27, 1995, April 25, 1996, October 24, 2002, June 23, 2005 and April 25, 2007, relating to the approval and adoption of the Program and the authorization of the filing with the Securities and Exchange Commission of the Registration Statement and related matters, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.
          In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to

Board of Trustees
Colonial Properties Trust
May 1, 2007

authentic original documents of all of the Documents submitted to us as copies (including telecopies).
          For purposes of this opinion letter, we have assumed that (i) the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust; (ii) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; and (iii) the Company will remain an Alabama real estate investment trust.
          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations or ordinances. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.
          Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued and delivered in the manner and on the terms described in the Registration Statement and the Program, the Shares will be validly issued, fully paid, and nonassessable.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the foregoing opinion is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          In accordance with the general policies of this law firm in rendering legal opinion, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion in rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Sirote & Permutt, P.C.
Sirote & Permutt, P.C.